                                                                 EXHIBIT 10.34.1



                                                         [Conformed as Executed]







--------------------------------------------------------------------------------




                           LETTER OF CREDIT AGREEMENT


                                      among


                                 R. STEVEN HICKS


                                       and


                              BANKERS TRUST COMPANY



                        --------------------------------

                          Dated as of February 12, 1998

                        --------------------------------


                                   $8,500,000


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                                                                Page
                                                                                                                ----

SECTION 1.  Standby Letter of Credit............................................................................  1
         1.01  Standby Letter of Credit.........................................................................  1
         1.02  Letter of Credit Request.........................................................................  1
         1.03  Agreement to Repay Letter of Credit Drawings.....................................................  2
         1.04  Increased Costs..................................................................................  2

SECTION 2.  Other Credit Terms..................................................................................  3
         2.01  Fees.............................................................................................  3
         2.02  Method and Place of Payment......................................................................  3
         2.03  Net Payments; Taxes..............................................................................  3

SECTION 3.  Conditions Precedent................................................................................  4
         3.01  Effective Date...................................................................................  4
         3.02  Opinion of Counsel...............................................................................  5
         3.03  Adverse Change, etc..............................................................................  5
         3.04  Litigation.......................................................................................  5
         3.05  Approvals, etc...................................................................................  5
         3.06  Payment of Fees..................................................................................  5
         3.07  Guaranty and Purchase Agreement..................................................................  5
         3.08  Settlement Documents.............................................................................  6

SECTION 4.  Representations, Warranties and Agreements..........................................................  6
         4.01  No Violation.....................................................................................  6
         4.02  Litigation.......................................................................................  6
         4.03  Governmental Approvals...........................................................................  6
         4.04  Use of Credit; Margin Regulations................................................................  7
         4.05  True and Complete Disclosure.....................................................................  7
         4.06  Capacity.........................................................................................  7

SECTION 5.  Events of Default...................................................................................  7
         5.01  Payments.........................................................................................  7
         5.02  Representations, etc.............................................................................  7
         5.03  Bankruptcy, etc..................................................................................  8
         5.04  Judgments........................................................................................  8
         5.05  Guaranty and Purchase Agreement..................................................................  8




                                       (i)


                                                                                                               Page
                                                                                                               -----
         5.06  Default Under Other Agreements...................................................................  8
         5.07  Change of Ownership..............................................................................  9

SECTION 6.  Definitions.........................................................................................  9

SECTION 7.  Miscellaneous....................................................................................... 14
         7.01  Payment of Expenses, etc......................................................................... 14
         7.02  Right of Setoff.................................................................................. 15
         7.03  Notices.......................................................................................... 15
         7.04  Benefit of Agreement............................................................................. 16
         7.05  No Waiver; Remedies Cumulative................................................................... 16
         7.06  Computations..................................................................................... 16
         7.07  Governing Law; Submission to Jurisdiction; Venue................................................. 16
         7.08  Counterparts..................................................................................... 17
         7.09  Effectiveness.................................................................................... 17
         7.10  Headings Descriptive............................................................................. 17
         7.11  Amendment or Waiver; etc......................................................................... 17
         7.12  Survival......................................................................................... 17
         7.13  Confidentiality.................................................................................. 17
         7.14  Waiver of Jury Trial............................................................................. 18
         7.15  Limitation on Additional Amounts, etc............................................................ 18

EXHIBIT A - Form of Letter of Credit
EXHIBIT B - Form of Letter of Credit Request
EXHIBIT C - Form of Opinion of Vinson & Elkins L.L.P.
EXHIBIT D - Form of Guaranty and Purchase Agreement



                                      (ii)

                  LETTER OF CREDIT AGREEMENT, dated as of February 12, 1998, between R. STEVEN HICKS ("Hicks") and BANKERS TRUST COMPANY (the "Bank"). Unless otherwise defined herein, all capitalized terms used herein and defined in
Section 6 are used herein as so defined.


                              W I T N E S S E T H :


                  WHEREAS, Hicks desires that the Settlement Obligations be supported by a letter of credit; and

                  WHEREAS, subject to and upon the terms and conditions herein set forth, the Bank is willing to issue a letter of credit at the request of and for the account of Hicks;


                  NOW, THEREFORE, IT IS AGREED:


                  SECTION 1. Standby Letter of Credit.

                  1.011 Standby Letter of Credit. (a) Subject to and upon the terms and conditions herein set forth, Hicks may request the Bank to issue, at any time and from time to time, on and after the Effective Date and no later than February 12, 1998, for the account of Hicks and in support of the Settlement Obligations, and the Bank agrees to issue, subject to and upon the terms and conditions herein set forth, at any time and from time to time, on and after the Effective Date and no later than February 12, 1998 following its receipt of a Letter of Credit Request, an irrevocable standby letter of credit, in the form of Exhibit A hereto (such letter of credit, the "Letter of Credit").

                  (b) The Stated Amount of the Letter of Credit shall not exceed the Letter of Credit Commitment.

                  1.012 Letter of Credit Request. When Hicks desires that the Letter of Credit be issued, Hicks shall give the Bank written notice (or telephonic notice confirmed in writing) thereof prior to 12:00 Noon (New York time) at least one Business Day (or such shorter period as may be acceptable to the Bank) prior to the proposed date of issuance (which shall be a Business
Day), which written notice shall be in the form of Exhibit B hereto (the "Letter of Credit Request"). The Letter of Credit Request shall include any other documents as the Bank may reasonably request in connection therewith.

                  1.013 Agreement to Repay Letter of Credit Drawings. (a) Hicks hereby agrees to reimburse the Bank, by making payment to the Bank in immediately available funds at the Payment Office, for any payment or disbursement made by the Bank under the Letter of Credit (any such amount so paid or disbursed until reimbursed, an "Unpaid Drawing") on the date of such payment or disbursement, with interest on the amount so paid or disbursed by the Bank, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Bank is reimbursed therefor at a rate per annum which shall be 2% plus the Base Rate as in effect from time to time (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such payment or disbursement), such interest also to be payable on demand. The Bank shall provide Hicks prompt notice of any payment or disbursement made by it under the Letter of Credit, although the failure of, or delay in, giving any such notice shall not release or diminish the obligations of Hicks under this Section 1.03(a) or under any other Section of this Agreement.

                  (b) Hicks's obligation under this Section 1.03 to reimburse the Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Hicks may have or have had against the Bank, or any party to the Settlement Documents or any other Person, including, without limitation, any defense based upon the failure of a drawing under the Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that Hicks shall not be obligated to reimburse the Bank for any wrongful payment made by the Bank under the Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence as determined by a court of competent jurisdiction on the part of the Bank.

                  1.014 Increased Costs. If after the date hereof, the adoption or effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against the Letter of Credit or (ii) impose on the Bank any other conditions affecting this Agreement or the Letter of Credit, and the result of any of the foregoing is to increase the cost to the Bank of issuing or maintaining the Letter of Credit, or to reduce the amount of any sum received or receivable by the Bank hereunder, then, upon written demand to Hicks by the Bank, accompanied by the certificate described in the last sentence of this Section 1.04, Hicks agrees to pay to the Bank, subject to Section 7.15 (to the extent applicable), such additional amount or amounts as will compensate the Bank for such increased cost or reduction. A certificate submitted to Hicks by the Bank, setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Bank as aforesaid shall be final, conclusive and binding on Hicks absent manifest error, although the failure to deliver any such certificate shall not release or diminish Hicks's obligations to pay additional amounts pursuant to this Section 1.04 upon subsequent receipt of such certificate.

                  SECTION 2. Other Credit Terms.

                  1.021 Fees. (a) Hicks shall pay to the Bank a fee in respect of the Letter of Credit (the "Letter of Credit Fee") for the period from and including the date of issuance of the Letter of Credit to and including the Termination Date of the Letter of Credit, computed at a rate per annum equal to the Applicable Margin from time to time on Revolving Loans under the Credit Agreement which bear interest at the Eurodollar Rate therein on the daily Stated Amount of the Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears and on the Termination Date.

                  (b) Hicks shall pay to the Bank a facility fee in respect of the Letter of Credit issued (the "Issuance Fee"), equal to $85,000. The Issuance Fee shall be due and payable on the Issuance Date.

                  (c) Hicks hereby agrees to pay to the Bank upon each issuance of, drawing under, and/or amendment of, the Letter of Credit such amount as shall at the time of such issuance, drawing or amendment be the administrative charge which the Bank is customarily charging for issuances of, drawings under or amendments of, letters of credit issued by it.

                  (d) Hicks shall pay to the Bank such other fees (if any) as may be agreed to from time to time between Hicks and the Bank, when and as due.

                  (e) All computations of Fees shall be made in accordance with
Section 7.06.

                  1.022 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Bank not later than 12:00 Noon (New York time) on the date when due and shall be made in immediately available funds and in U.S. Dollars at the Payment Office. Any payments under this Agreement which are made later than 12:00 Noon (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

                  1.023 Net Payments; Taxes. (a) All payments made by Hicks hereunder will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of the Bank, pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of the Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, Hicks agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, Hicks agrees to reimburse the Bank, upon the written request of the Bank, for taxes imposed on or measured by the net income or net profits of the Bank pursuant to the laws of the jurisdiction in which the Bank is organized or in which the principal office or applicable lending office of the Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the Bank is organized or in which the principal office or applicable lending office of the Bank is located and for any withholding of income or similar taxes as the Bank shall determine are payable by, or withheld from, the Bank in respect of such amounts so paid to or on behalf of the Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of the Bank pursuant to this sentence. Hicks will furnish to the Bank within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Hicks. Hicks agrees to indemnify and hold harmless the Bank, and reimburse the Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by the Bank.

                  (b) If Hicks pays any additional amount under this Section
2.03 to the Bank and the Bank receives or realizes in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid, the Bank shall pay to Hicks an amount equal to the net benefit, after tax, which was obtained by the Bank in such year as a consequence of such refund, reduction or credit. The Bank will notify Hicks promptly of any such refund, reduction or credit.

                  SECTION 3. Conditions Precedent. The obligation of the Bank to issue the Letter of Credit hereunder is subject, at the time of such issuance to the satisfaction of the following conditions:

                  1.031 Effective Date. The Effective Date shall have occurred.

                  1.032 Opinion of Counsel. The Bank shall have received an opinion, addressed to the Bank and dated the date of such issuance, from Vinson & Elkins L.L.P. counsel to Hicks and the Borrower, which opinion shall cover the matters contained in Exhibit C and such other matters, including the enforceability of the Guaranty and Purchase Agreement, incident to the transactions contemplated herein as the Bank may reasonably request.

                  1.033 Adverse Change, etc. Nothing shall have occurred (and the Bank shall have become aware of no facts or conditions not previously known) which the Bank shall determine (a) has, or could reasonably be expected to have, a material adverse effect on the rights or remedies of the Bank, or on the ability of Hicks or the Borrower to perform his or its respective obligations to the Bank hereunder or under the other L/C Documents, as applicable.

                  1.034 Litigation. There shall be no actions, suits or proceedings pending or threatened (a) with respect to the issuance of the Letter of Credit or this Agreement or (b) which the Bank shall determine could reasonably be expected to have a material adverse effect on the rights or remedies of the Bank hereunder or under the other L/C Documents or on the ability of Hicks or the Borrower to perform his or its obligations to the Bank hereunder or under the other L/C Documents, as applicable.

                  1.035 Approvals, etc. All necessary governmental (domestic and foreign) and third party approvals in connection with this Agreement and the other L/C Documents and otherwise referred to herein or therein shall have been obtained and remain in full force and effect and evidence thereof shall have been provided to the Bank. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the issuance of any Letter of Credit or the transactions contemplated by this Agreement and the other L/C Documents.

                  1.036 Payment of Fees. All costs, fees and expenses, and all other compensation contemplated by this Agreement, due to the Bank (including, without limitation, legal fees and expenses) shall have been paid to the extent due.

                  1.037 Guaranty and Purchase Agreement. A Guaranty and Purchase Agreement (as may be amended, restated or modified from time to time, the "Guaranty and Purchase Agreement") shall have been entered into between Capstar Radio Broadcasting Partners, Inc. (the "Borrower") and the Bank, dated as of February 12, 1998, in respect of Hicks's obligations under this Agreement, under which the Borrower, in certain circumstances as fully described therein, shall be required to make certain payments on behalf of Hicks, which Guaranty and Purchase Agreement shall be in the form attached hereto as Exhibit D.

                  1.038 Settlement Documents. The Bank shall receive true and correct copies of the Settlement Documents and the provisions relating to the Settlement Obligations and the Letter of Credit shall be satisfactory to the Bank.

                  The acceptance of the benefits of the issuance of the Letter of Credit shall constitute a representation and warranty by Hicks to the Bank that all of the applicable conditions specified above exist as of the date of such issuance. All of the certificates, legal opinions and other documents and papers referred to in this Section 3, unless otherwise specified, shall be delivered to the Bank at its Notice Office and shall be satisfactory in form and substance to the Bank.

                  SECTION 4. Representations, Warranties and Agreements. In order to induce the

Bank to enter into this Agreement and to issue the Letter of Credit provided for herein, Hicks makes the following representations, warranties and agreements with the Bank, all of which shall survive the execution and delivery of this Agreement and the issuance of the Letter of Credit.

                  1.041 No Violation. Neither the execution, delivery or performance by Hicks of the L/C Documents to which he is a party nor compliance by him with the terms and provisions thereof, nor the consummation of the transactions contemplated therein, (i) will contravene any applicable provision of any law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality or (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Hicks pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other agreement or instrument to which Hicks is a party or by which he or any of his property or assets are bound or to which he may be subject.

                  1.042 Litigation. To the knowledge of Hicks, there are no actions, suits or proceedings pending or threatened, (i) with respect to any Document or (ii) that could reasonably be expected to have a material adverse effect on the rights or remedies of the Bank or on the ability of Hicks or the Borrower to perform his or its respective obligations to the Bank hereunder or under the other L/C Documents. Additionally, to the knowledge of Hicks, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the issuance of the Letter of Credit.

                  1.043 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, or any other third party, is required to authorize or is required in connection with (i) the execution, delivery and performance of any L/C Document to which Hicks is a party or (ii) the legality, validity, binding effect or enforceability of such L/C Document.

                  1.044 Use of Credit; Margin Regulations. Neither the Letter of Credit nor the proceeds of any extension of credit under this Agreement will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of buying or carrying any such margin stock. The issuance of the Letter of Credit will not violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

                  1.045 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Hicks or the Borrower in writing to the Bank for purposes of or in connection with this Agreement, the other L/C Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Persons in writing to the Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

                  1.046 Capacity. Hicks has the mental and legal capacity to execute, deliver and perform the terms and provisions of each of the Documents to which he is a party. Hicks has duly executed and delivered each of the L/C Documents to which he is a party, and each of such L/C Documents constitutes the legal, valid and binding obligation of Hicks enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

                  SECTION 5. Events of Default. Upon the occurrence of any of the following specified events (each, an "Event of Default"):

                  1.051 Payments. Hicks shall default in the payment when due of
(i) any Unpaid Drawing for two or more Business Days after the date the drawing was made or (ii) any interest on any Unpaid Drawing, or any Fees or any other amounts owing to the Bank hereunder or under any other L/C Document, and such default shall continue unremedied for a period of three or more Business Days; or

                  1.052 Representations, etc. Any representation, warranty or statement made by Hicks herein or by Hicks or the Borrower in any other L/C Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

                  1.053 Bankruptcy, etc. Hicks or the Borrower shall commence a voluntary case concerning himself or itself under Title 13 or Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Hicks or the Borrower and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Hicks or the Borrower, or Hicks or the Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Hicks or the Borrower, or there is commenced against Hicks or the Borrower or any such proceeding which remains undismissed for a period of 60 days, or Hicks or the Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Hicks or the Borrower suffers any appointment of any custodian or the like for any substantial part of his property to continue undischarged or unstayed for a period of 60 days; or Hicks or the

Borrower makes a general assignment for the benefit of creditors; or

                  1.054 Judgments. One or more judgments or decrees shall be entered against Hicks involving a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments exceeds $2,500,000; or

                  1.055 Guaranty and Purchase Agreement. The Borrower shall breach or default in the performance of its obligations under the Guaranty and Purchase Agreement, or the Borrower, or any Person acting on behalf of the Borrower, shall deny or disaffirm the Borrower's obligation thereunder, or a "Guarantor Event of Default" shall have occurred thereunder; or

                  1.056 Default Under Other Agreements. Hicks or the Borrower shall (i) default in any payment with respect to any Indebtedness (including the Credit Agreement) beyond the period of grace, if any, applicable thereto or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition results in acceleration or the renegotiation of the material payment terms of any such Indebtedness to become due prior to its stated maturity, or (iii) any such Indebtedness of Hicks or the Borrower shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or Event of Default under this Section 5.06 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) through (iii), inclusive, is at least $100,000; or

                  1.057 Change of Ownership. A Change of Ownership shall occur; then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Bank, may by written notice to Hicks, take any or all of the following actions (provided that, if an Event of Default specified in Section 5.03 shall occur with respect to Hicks, the result which would occur upon the giving of written notice by the Bank to Hicks as specified in clause
(i) below shall occur automatically without the giving of any such notice): (i) declare all Obligations (including Unpaid Drawings) owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Hicks; and (ii) direct Hicks to pay (and Hicks agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 5.03, he will pay) to the Bank at the Payment Office such additional amount of cash, to be held as security by the Bank, as is equal to the aggregate Stated Amount of the issued and outstanding Letter of Credit; provided that the Bank shall return such additional amount of cash held as security to Hicks on the date upon which the Letter of Credit has been terminated, and all Obligations have been paid in full.

                  SECTION 6. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

                  "Adjusted Certificate of Deposit Rate" shall mean, on any day, the sum (rounded to the nearest 1/100 of 1%) of (1) the rate obtained by dividing (x) the most recent weekly average dealer offering rate for negotiable certificates of deposit with a three-month maturity in the secondary market as published in the most recent Federal Reserve System publication entitled "Select Interest Rates," published weekly on Form H.15 as of the date hereof, or if such publication or a substitute containing the foregoing rate information shall not be published by the Federal Reserve System for any week, the weekly average offering rate determined by the Bank on the basis of quotations for such certificates received by it from three certificate of deposit dealers in New York of recognized standing or, if such quotations are unavailable, then on the basis of other sources reasonably selected by the Bank, by (y) a percentage equal to 100% minus the stated maximum rate of all reserve requirements as specified in Regulation D applicable on such day to a three-month certificate of deposit of a member bank of the Federal Reserve System in excess of $100,000 (including, without limitation, any marginal, emergency, supplemental, special or other reserves), plus (2) the then daily net annual assessment rate as estimated by the Bank for determining the current annual assessment payable by the Bank to the Federal Deposit Insurance Corporation for insuring three month certificates of deposit.

                  "Affiliate" shall mean, with respect to any Person, any other Person (including for purposes of the definition of HMTF Group only, all directors, officers and partners of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agreement" shall mean this Letter of Credit Agreement, as the same may be from time to time modified, amended and/or supplemented.

                  "Bank" shall have the meaning provided in the first paragraph of this Agreement.

                  "Bankruptcy Code" shall have the meaning provided in Section 5.03

                  "Base Rate" at any time shall mean the higher of (x) the rate which is 1/2 of 1% in excess of the Adjusted Certificate of Deposit Rate and (y) the Prime Lending Rate.

                  "Borrower" shall have the meaning set forth in Section 3.07.

                  "Business Day" shall mean any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

                  "Change of Ownership" shall mean a "Change of Ownership" as defined in the Credit Agreement.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Effective Date, and to any subsequent provision of the Code, amendatory thereof, supplemental thereto or substituted therefor.

                  "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or
(y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

                  "Credit Agreement" shall mean the Amended and Restated Credit Agreement, dated as of February 20, 1997 and amended and restated as of August 12, 1997, among Capstar Broadcasting Corporation, Capstar Broadcasting Partners, Inc., the Borrower, the lenders party thereto from time to time, BankBoston, N.A., as Managing Agent, Nationsbank of Texas, N.A., as Syndication Agent, The Bank of New York, as Documentation Agent, and Bankers Trust Company, as Administration Agent, as in effect on the Effective Date and without giving effect to any amendment, modification, supplement or waiver thereof (unless expressly consented to by the Bank).

                  "Default" shall mean any event, act or condition which with notice or lapse of time or both would constitute an Event of Default.

                  "Effective Date" shall have the meaning provided in Section 7.09.

                  "Escrow Agreement" shall mean the Deposit Escrow Agreement dated as of February 9, 1998 among Elinor Lewis Stephens, August Communications, Inc., Grass Roots Radio, Inc. and R. Steven Hicks, and Norwest Bank Texas, N.A., as Escrow Agent.

                  "Event of Default" shall have the meaning provided in Section
5.

                  "Fees" shall mean all amounts payable pursuant to, or referred to, in Section 2.01.

                  "GAAP" shall mean generally accepted accounting principles in the United States.

                  "Hicks" shall have the meaning provided in the first paragraph of this Agreement.

                  "Indebtedness" shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii) or (iv) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (to the extent of the value of the respective property) and (iv) all Contingent Obligations of such Person.

                  "Issuance Date" shall mean the date upon which the conditions set forth in Section 3 have been satisfied and the Letter of Credit is issued hereunder.

                  "Issuance Fee" shall have the meaning provided in Section 2.01(b).

                  "L/C Documents" shall mean this Agreement, the Letter of Credit, Letter of Credit Request and the Guaranty and Purchase Agreement.

                  "Letter of Credit" shall have the meaning provided in Section 1.01.

                  "Letter of Credit Commitment" shall mean $8,500,000.

                  "Letter of Credit Fee" shall have the meaning provided in
Section 2.01(a).

                  "Letter of Credit Request" shall have the meaning provided in
Section 1.02.

                  "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

                  "Notice Office" shall mean the office of the Bank located at One Bankers Trust Plaza, 130 Liberty Street, New York, New York 10006 Attention:
Mary Kay Coyle or such other office as the Bank may designate to the Hicks from time to time.

                  "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Bank pursuant to the terms of this Agreement or any other L/C Document.

                  "Payment Office" shall mean the office of the Bank located at One Bankers Trust Plaza, 130 Liberty Street, New York, New York 10006 or such other office as the Bank may designate to Hicks from time to time.

                  "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

                  "Prime Lending Rate" shall mean the rate which the Bank announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

                  "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

                  "Returns" shall have the meaning provided in Section 4.07.

                  "Settlement Agreement" shall mean the Settlement Agreement made as of January 30, 1998 by and between Elinor Lewis Stephens, August Communications Group, Inc., Grass Roots Radio, Inc. and Hicks.

                  "Settlement Documents" shall mean the Settlement Agreement, the Escrow Agreement and all other agreements, instruments and documents entered into or to be entered into in connection therewith which the Bank in its discretion may reasonably request to review.

                  "Settlement Obligations" shall mean the obligation of Hicks to pay the Settlement Sum as described in the Settlement Agreement.

                  "Stated Amount" shall mean, for the Letter of Credit, at any time, the maximum amount available to be drawn thereunder (determined without regard to whether any conditions for drawing could then be met).

                  "Stated Expiry Date" shall have the meaning provided in the Letter of Credit.

                  "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

                  "Taxes" shall have the meaning provided in Section 2.03.

                  "Termination Date" shall mean the earlier of (i) the date on which the Letter of Credit is terminated in accordance with its terms and (ii) the date on which the Letter of Credit is returned to the Bank undrawn for cancellation.

                  "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

                  "Unpaid Drawing" shall have the meaning provided in Section 1.03(a).

                  "U.S. Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States of America.

                  "Written," "written" or "in writing" shall mean any form of written communication or a communication by means of telex, facsimile device, telegraph or cable.

                  SECTION 7.  Miscellaneous.

                  1.071 Payment of Expenses, etc. Hicks shall: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Bank (including, without limitation, the reasonable fees and disbursements of White & Case) in connection with the preparation, execution and delivery of this Agreement and the other L/C Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, and of the Bank in connection with the enforcement of this Agreement and the other L/C Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) for the Bank; (ii) pay and hold the Bank harmless from and against any and all present and future stamp, excise and other similar taxes with respect to the foregoing matters and save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Bank) to pay such taxes; and (iii) indemnify the Bank and each of its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys' and consultants' fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Bank is a party thereto) related to the entering into and/or performance of this Agreement or any other L/C Document or the use of any Letter of Credit or the consummation of any transactions contemplated herein or in any other L/C Document or the exercise of any of their rights or remedies provided herein or in the other L/C Documents, or (b) the actual or alleged presence of hazardous materials in the air, surface water or groundwater or on the surface or subsurface of any real property owned, leased or at any time operated by Hicks, the release, generation, storage, transportation, handling or disposal of hazardous materials at any location, whether or not owned, leased or operated by Hicks, the non-compliance of any real property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any real property, or any environmental claim asserted against Hicks, his operations or any real property owned, leased or at any time operated by Hicks, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). To the extent that the undertaking to indemnify, pay or hold harmless the Bank set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Hicks shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.


                  1.072 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, the Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Hicks or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the Bank (including, without limitation, by branches and agencies of the Bank wherever located) to or for the credit or the account of Hicks against and on account of the Obligations and liabilities of Hicks to the Bank under this Agreement or under any of the other L/C Documents, and all other claims of any nature or description arising out of or connected with this Agreement or any other L/C Document, irrespective of whether or not the Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

                  1.073 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telecopied or delivered, if to Hicks, at the address specified opposite its signature below; if to the Bank, at the Notice Office; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall, when mailed or telecopied or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier, or sent by telecopier, except that notices and communications to the Bank shall not be effective until received by the Bank.

                  1.074 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, Hicks may not assign or transfer any of his rights, obligations or interest hereunder or under any other L/C Document without the prior written consent of the Bank.

                  1.075 No Waiver; Remedies Cumulative. No failure or delay on the part of the Bank in exercising any right, power or privilege hereunder or under any other L/C Document and no course of dealing between Hicks and the Bank shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or under any other L/C Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other L/C Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Bank would otherwise have. No notice to or demand on Hicks in any case shall entitle Hicks to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Bank to any other or further action in any circumstances without notice or demand.

                  1.076 Computations. All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

                  1.077 Governing Law; Submission to Jurisdiction; Venue. (a) THIS AGREEMENT AND THE OTHER L/C DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION) ICC PUBLICATION NO. 500 (THE "UNIFORM CUSTOMS") AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING, WITHOUT LIMITATION,
ARTICLE 5 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other L/C Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, Hicks hereby irrevocably accepts for himself and in respect of his property, generally and unconditionally, the jurisdiction of the aforesaid courts. Hicks hereby further irrevocably waives any claim that any such courts lack jurisdiction over Hicks, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement brought in any of the aforesaid courts, that any such court lacks jurisdiction over Hicks. Hicks irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Hicks at its address set forth opposite its signature below, such service to become effective 30 days after such mailing. Hicks hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of the Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Hicks in any other jurisdiction.

                  (b) Hicks hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other L/C Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

                  1.078 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts executed by all the parties hereto shall be lodged with Hicks and the Bank.

                  1.079 Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which Hicks and the Bank shall have executed and delivered a counterpart hereof (whether the same or different counterparts).

                  7.10 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

                  7.11 Amendment or Waiver; etc. Neither this Agreement, nor any other L/C Document, nor any terms hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by Hicks and the Bank.

                  7.12 Survival. All indemnities set forth herein including, without limitation, in Sections 1.04, 2.03 and 7.01, shall survive the execution and delivery of this Agreement, the issuance of any Letter of Credit and the repayment of all Obligations.

                  7.13 Confidentiality. (a) Subject to the provisions of clause
(b) of this Section 7.13, the Bank agrees that it will use its best efforts not to disclose without the prior consent of Hicks (other than to its employees, auditors, counsel or other professional advisors or to Affiliates if the Bank or the Bank's holding or parent company in its reasonable discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 7.13 to the same extent as the Bank) any information with respect to Hicks which is furnished pursuant to this Agreement and which is designated by Hicks to the Bank in writing as confidential; provided that the Bank may disclose any such information (i) as has become generally available to the public or has become available to the Bank on a non-confidential basis, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over the Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors,
(iii) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to the Bank, and (v) to any prospective participant in any Letter of Credit; provided that such prospective participant shall be subject to the provisions of this Section 7.13 to the same extent as the Bank.

                  (b) Hicks hereby acknowledges and agrees that the Bank may share with any of its affiliates any information related to Hicks (including, without limitation, any nonpublic customer information regarding the creditworthiness of Hicks), provided that such Persons shall be subject to the provisions of this Section 7.13 to the same extent as the Bank.

                  7.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER L/C DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                  7.15 Limitation Additional Amounts, etc. Notwithstanding anything contained in Section 1.04, unless the Bank gives notice to Hicks that it is obligated to pay any amount under such Section within six months after the date the Bank incurs any increased costs or reduction in amounts received or receivable hereunder, then the Bank shall only be entitled to be compensated for such amount by Hicks pursuant to said Section 1.04 to the extent such increased cost or reduction in amounts received or receivables hereunder are incurred or suffered on or after the date which occurs six months prior to the Bank giving notice to Hicks that is obligated to pay any such additional amount pursuant to
Section 1.04; provided that if the circumstances giving rise to such claims have a retroactive effect then such six month period shall be extended to include the period of such retroactive effect.

                  IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.




[Address]                                             R. STEVEN HICKS

                                                       /s/ R. STEVEN HICKS
                                                      -----------------------



One Bankers Trust Plaza                               BANKERS TRUST COMPANY
130 Liberty Street
New York, New York  10006
Attn: Mary Kay Coyle                                 By        /s/
                                                       ----------------------
                                                              Title: